Exhibit 99.1
VISTACARE REPORTS FISCAL SECOND QUARTER RESULTS
Admissions Increase 7% Sequentially
Recertification of Indianapolis/Terre Haute Programs Completed
Indiana and IPU Development Costs Drive Second Quarter Loss
SCOTTSDALE, AZ, May 9, 2006—VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today reported results for the fiscal second quarter ended March 31, 2006. Results for the quarter reflect a full reporting period following the loss of the Indianapolis/Terre Haute program provider number in November 2005 and subsequent completion of new certification of these two programs in March 2006. Net patient revenue for the quarter was $55.9 million as compared to net patient revenue of $57.5 million for the quarter ended March 31, 2005. The net loss for the quarter was $2.0 million, or ($0.12) per diluted share compared with net income of $1.1 million, or $0.07 per diluted share for the second quarter ended March 31, 2005.
“Our second fiscal quarter performance largely reflects the previously disclosed $2.0 million investment we made to complete certification of our Indiana programs as well as the $800,000 impact in the quarter associated with the development of five in-patient unit (IPU) sites,” said Richard R. Slager, Chairman and CEO. “Although not satisfied with the quarter’s results, we did successfully resolve several critical issues for our company during the quarter. We successfully completed the recertification process for our Terre Haute and Indianapolis programs. We successfully concluded our long-term search for a chief financial officer, as well as a chief medical officer and a vice president of operations. We achieved breakeven status for the 17 leapfrog sites and had four out of our five planned IPUs up and running. The fifth is scheduled to be opened later in the third quarter. Finally, we continued to successfully manage our Cap liability. With these critical issues largely behind us, we are focused on executing our plan to improve VistaCare’s financial performance.
“Our strategies to grow patient admissions resulted in a 7% increase in admissions during the fiscal second quarter and is leading to census growth during the first part of the fiscal third quarter. As we move our focus to executing our plan to improve the performance of our underperforming sites and reduce our corporate G&A expense, we believe that we will also improve our financial results as compared to the first half of the fiscal year,” Mr. Slager added.

“We filled several of the critical leadership roles and these new team members are committed to working with our increasingly experienced Executive Directors at the program level to continuously improve the quality of patient care and the financial performance of our company,” said David W. Elliot, President and COO. “On March 7, our program in Terre Haute successfully completed a follow-up state and Medicare survey, allowing us to begin accepting new patients and recommence Medicare billing for existing patients. We expect to begin accepting new patients into our Indianapolis program next week. And, we are implementing plans that should enable us to continue rebuilding our patient census in Indiana during the rest of fiscal 2006.” Mr. Elliot concluded.
For the six months ended March 31, 2006, net patient revenue was $115.6 million as compared to net patient revenue of $114.1 million for the six months ended March 31, 2005. The net loss for the first six months of fiscal year 2006 was $549,000, or ($0.03) per diluted share as compared with net income of $1.8 million, or $0.11 per diluted share for the first six months of fiscal year 2005.
Overall patient admissions for the second quarter of fiscal year 2006 were 4,435, up 7% from 4,129 in the first quarter of fiscal year 2006 and down 4% from the 4,601 patients admitted during the second quarter of fiscal year 2005. When transfers between the Indiana programs are excluded, patient admissions for the second quarter of fiscal year 2006 were 4,347 up 9% percent from the first quarter of fiscal year 2006.
Patient discharges for the second quarter of fiscal year 2006 were 4,384 as compared with 4,477 for the first quarter of fiscal year 2006 and 4,538 for the second quarter of fiscal 2005. Excluding transfers between the Indiana programs, patient discharges for the second quarter of fiscal year 2006 were 4,296, compared with 4,344 for the first quarter of fiscal year 2006.
VistaCare’s average daily census (ADC) for the second quarter of fiscal year 2006 was 5,091, down 4% from 5,313 for the first quarter of fiscal year 2006 and down 5% from 5,358 for the second quarter of fiscal year 2005. Excluding the approximately 8,200 total unreimbursed patient days for the Indianapolis/Terre Haute programs , ADC for the fiscal second quarter of fiscal year 2006 was 4,999 compared to 5,255 for the first quarter of fiscal year 2006.
The results for the second quarter of fiscal year 2006 included an accrual for estimated Medicare Cap liability of $1.2 million. For the first six months of fiscal year 2006, the accrual for estimated Medicare Cap liability was $2.4 million. The resulting current accrued balance for Medicare Cap liability as of March 31, 2006 was $14.3 million. The Company currently estimates that its total Medicare Cap liability for fiscal 2006 will be approximately $4 million to $5 million. Cash and short term investments as of March 31, 2006 were $41.1 million and VistaCare had no debt outstanding during the second quarter of fiscal year 2006.
Conference Call
VistaCare will host a conference call and webcast on Tuesday, May 9, 2006 at 5:00 p.m. Eastern Time to discuss VistaCare’s fiscal second quarter results and recent corporate developments. The dial in number for the conference call is 800-240-2134 for domestic participants and 303-262-2138 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion. The replay will remain available through Midnight Eastern Time on Tuesday, May 16, 2006 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using pass code 11058665#. To access the live webcast of the call, go to VistaCare’s website at www.vistacare.com and click on Investor Relations. An archived webcast will also be available on VistaCare’s website.
About VistaCare
VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.
Forward-Looking Statements
Certain statements contained in this press release and the accompanying tables, including statements with respect to VistaCare’s anticipated growth in net patient revenue, organic patient census and diluted earnings per share, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “hope,” “anticipate,” “plan,” “expectations,” “forecast,” “goal,” “targeted” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. VistaCare does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause VistaCare’s actual results to differ from those expressed in such forward- looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, difficulties predicting patient length of stay and estimating potential Medicare reimbursement obligations, patient discharge rate, challenges inherent in VistaCare’s growth strategy, the current shortage of qualified nurses and other healthcare professionals, VistaCare’s dependence on patient referral sources, the ability to grow patient census in the future, and other factors detailed under the caption “Factors that May Affect Future Results” or “Risk Factors” in VistaCare’s most recent report on form 10-K and its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved.

Company Contact:	Investor Contacts:	Media Contact:
Rick Slager	Doug Sherk/Jennifer Beugelmans	Steve DiMattia
Chief Executive Officer	EVC Group	EVC Group
(480) 648-4530	(415) 896-6820	(415) 896-6820
ir@vistacare.com	dsherk@evcgroup.com	sdimattia@evcgroup.com
###

VISTACARE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	March 31,	September 30,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,400	$25,962
Short-term investments	27,749	27,413
Patient accounts receivable (net of allowance for denials of $2,339 and $1,594 at March 31, 2006 and September 30, 2005, respectively)	28,354	20,202
Patient accounts receivable — room & board (net of allowance for denials of $1,083 and $1,527 at March 31, 2006 and September 30, 2005, respectively)	7,471	9,149
Prepaid expenses	4,224	3,811
Tax receivable	3,781	4,329
Deferred tax assets	10,916	8,826

Total current assets	95,895	99,692
Fixed assets, net	6,642	5,757
Goodwill	24,002	24,002
Other assets	5,636	7,310

Total assets	$132,175	$136,761

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,343	$1,445
Accrued expenses	24,432	27,652
Accrued Medicare Cap	14,332	18,057

Total current liabilities	40,107	47,154
Deferred tax liability-non-current	4,545	2,745
Stockholders’ equity:
Class A Common Stock, $0.01 par value; authorized 33,000,000 shares; 16,402,409 and 16,376,529 shares issued and outstanding at March 31, 2006 and September 30, 2005, respectively.	164	164
Additional paid-in capital	108,708	108,054
Deferred compensation	—	(555)
Accumulated deficit	(21,349)	(20,801)

Total stockholders’ equity	87,523	86,862

Total liabilities and stockholders’ equity	$132,175	$136,761

VISTACARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share information)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
Net patient revenue	$55,888	$57,456	$115,561	$114,071
Operating expenses:
Patient care expenses	37,317	35,325	73,238	70,433
Sales, general and administrative expenses	20,855	19,035	41,052	38,356
Depreciation	625	481	1,239	933
Amortization	651	882	1,299	1,485

Total operating expenses	59,448	55,723	116,828	111,207

Operating (loss) income	(3,560)	1,733	(1,267)	2,864
Non-operating income (expense):
Interest income	370	258	679	475
Interest expense	—	—	—	(7)
Other expense	(146)	(127)	(240)	(304)

Total non-operating income	224	131	439	164

Net (loss) income before income taxes	(3,336)	1,864	(828)	3,028
Income tax (benefit) expense	(1,320)	733	(279)	1,189

Net (loss) income	$(2,016)	$1,131	$(549)	$1,839

Net (loss) income per share:
Basic net (loss) income per share	$(0.12)	$0.07	$(0.03)	$0.11

Diluted net (loss) income per share	$(0.12)	$0.07	$(0.03)	$0.11

Weighted average shares outstanding:
Basic	16,399	16,295	16,383	16,253

Diluted	16,399	16,817	16,383	16,744

VISTACARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
Operating activities
Net (loss) income	$(2,016)	$1,131	$(549)	$1,839
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	625	481	1,239	933
Amortization	651	882	1,299	1,485
Share-based compensation	570	42	1,024	145
Deferred income tax benefit	(1,260)	—	(290)	(163)
Loss on disposal of assets	130	105	146	237
Changes in operating assets and liabilities:
Patient accounts receivable, net	(2,223)	(373)	(6,474)	2,489
Prepaid expenses and other	1,171	758	136	521
Payment of Medicare Cap assessments - decrease in accrued Medicare Cap	—	—	(6,121)	(4,938)
Increase in accrual for Medicare Cap	1,171	1,500	2,396	3,000
Accounts payable and accrued expenses	679	1,132	(3,320)	(2,915)

Net cash (used in) provided by operating activities	(502)	5,658	(10,514)	2,633
Investing activities
Short-term investments purchased	(275)	(8,520)	(2,076)	(22,774)
Short-term investments sold	99	8,375	1,740	12,480
Purchases of equipment	(264)	(540)	(2,241)	(1,257)
Internally developed software expenditures	(103)	(182)	(215)	(618)
Decrease (increase) in other assets	714	(51)	560	(322)

Net cash provided by (used in) investing activities	171	(918)	(2,232)	(12,491)
Financing activities
Proceeds from issuance of common stock from exercise of stock options and employee stock purchase plan	45	739	184	861

Net cash provided by financing activities	45	739	184	861

Net (decrease) increase in cash and cash equivalents	(286)	5,479	(12,562)	(8,997)
Cash and cash equivalents, beginning of period	13,686	14,211	25,962	28,687

Cash and cash equivalents, end of period	$13,400	$19,690	$13,400	$19,690

Cash and cash equivalents and short-term investments, end of period	$41,149	$64,149	$41,149	$63,149